EXHIBIT 23.3


                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Time Warner Inc.(the Registration Statement) of our report dated February 5, 1996, appearing on page 53 of Turner Broadcasting System, Inc.'s 1995 Annual Report to Shareholders, which is incorporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in the Current Report on Form 8-K of Time Warner Inc. dated May 15, 1996 which is incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.


PRICE WATERHOUSE LLP

Atlanta, Georgia
May 21, 1996